UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 11, 2012

Marriott Vacations Worldwide Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35219	45-2598330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6649 Westwood Blvd., Orlando, FL		32821
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (407) 206-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 11, 2012, Marriott Vacations Worldwide Corporation (the “Company”) and certain of its subsidiaries entered into amended and restated agreements associated with the $300 million warehouse credit facility that the Company and certain of its subsidiaries entered into in September 2011 (as amended by such agreements, the “Warehouse Credit Facility”), including (1) an Amended and Restated Sale Agreement, dated as of September 1, 2012 (the “Amended and Restated Sale Agreement”), by and between MORI SPC Series Corp., a subsidiary of the Company (“MORI SPC”), and Marriott Vacations Worldwide Owner Trust 2011-1, as issuer (the “Trust”), which amends and restates that certain Sale Agreement, dated as of September 1, 2011, as amended by Amendment No. 1 dated as of September 1, 2011, by and between MORI SPC and the Trust, and (2) a Second Amended and Restated Indenture and Servicing Agreement, dated as of September 1, 2012 (the “Amended and Restated Indenture”), among the Trust, as issuer, Marriott Ownership Resorts, Inc., a subsidiary of the Company (“MORI”), as servicer, and Wells Fargo Bank, National Association, as indenture trustee (the “Trustee”) and as back-up servicer, which amends and restates that certain Indenture and Servicing Agreement, dated as of September 1, 2011, by and among the parties to the Amended and Restated Indenture, as amended by that certain Amended and Restated Indenture and Servicing Agreement, dated as of September 1, 2011, by and among the parties to the Amended and Restated Indenture.

The Warehouse Credit Facility allows for the securitization of vacation ownership notes receivable on a non-recourse basis. Pursuant to the Amended and Restated Sale Agreement, from time to time, MORI SPC will sell to the Trust vacation ownership notes receivable that it purchases from MORI. Pursuant to the Amended and Restated Indenture, the Trust will pledge such vacation ownership notes receivable to the Trustee to secure notes issued by the Trust. As a result of the Amended and Restated Sale Agreement and the Amended and Restated Indenture, the amount of the Warehouse Credit Facility has been reduced to $250 million and the revolving period has been extended to September 10, 2014. In addition, borrowings under the Warehouse Credit Facility will bear interest at a rate based on the one-month LIBOR and bank conduit commercial paper rates plus 1.5 percent and are limited at any point to the advance rate on the aggregate amount of eligible notes receivable at such time. Other terms of the Warehouse Credit Facility are substantially similar to those in effect prior to the execution of the Amended and Restated Sale Agreement and the Amended and Restated Indenture. The Company will also owe unused facility and other fees under the Warehouse Credit Facility. The advance rate for vacation ownership notes receivable securitized using the Warehouse Credit Facility will vary based on the characteristics of the securitized vacation ownership notes receivable.

Wells Fargo Bank, National Association, also serves as the trustee and, in some cases, the back-up servicer with respect to certain transactions involving the securitization of vacation ownership notes receivable undertaken by the Company’s subsidiaries. In addition, from time to time, the financial institutions that provide funding to the Company pursuant to the Warehouse Credit Facility or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses. In particular, some of these financial institutions or their affiliates are party to the Company’s revolving corporate credit facility and may also have participated in transactions involving the securitization of vacation ownership notes receivable undertaken by the Company’s subsidiaries.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit 10.1	Amended and Restated Sale Agreement, entered into September 11, 2012 and dated as of September 1, 2012, between MORI SPC Series Corp. and Marriott Vacations Worldwide Owner Trust 2011-1.

Exhibit 10.2	Second Amended and Restated Indenture and Servicing Agreement, entered into September 11, 2012 and dated as of September 1, 2012, among Marriott Vacations Worldwide Owner Trust 2011-1, Marriott Ownership Resorts, Inc., and Wells Fargo Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT VACATIONS WORLDWIDE CORPORATION
(Registrant)

Date: September 13, 2012	By:	/s/ John E. Geller, Jr.
	Name:	John E. Geller, Jr.
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Sale Agreement, entered into September 11, 2012 and dated as of September 1, 2012, between MORI SPC Series Corp. and Marriott Vacations Worldwide Owner Trust 2011-1.

10.2	Second Amended and Restated Indenture and Servicing Agreement, entered into September 11, 2012 and dated as of September 1, 2012, among Marriott Vacations Worldwide Owner Trust 2011-1, Marriott Ownership Resorts, Inc., and Wells Fargo Bank, National Association.

3